xhibit 99.1


             UNITED ROAD SERVICES NAMES NEW CHIEF EXECUTIVE OFFICER; ANNOUNCES A VARIETY OF ACTIONS DESIGNED TO IMPROVE OPERATIONS

       ALBANY, N.Y., Oct. 12 /PRNewswire/ -- United Road Services, Inc. (Nasdaq:
URSI), a leading provider of national transport and regional towing and recovery services, today announced that it has named Gerald R. Riordan as its new Chief Executive Officer. Mr. Riordan emerged as the leading candidate from a three-month executive search conducted by Korn/Ferry International.

       Mr. Riordan is a 24-year veteran of Ryder Systems, Inc. He capped off his career there as the president of two of Ryder System's five independent business units: Consumer Truck Rental and Public Student Transportation Services Group, with combined revenues of $1 billion and more than 50,000 vehicles in service. At Ryder, he orchestrated a successful turn-around of the consumer truck rental business, starting in late 1991 through the end of 1994, that increased revenues by over $100 million and net income before tax by over $50 million. While at Ryder, Mr. Riordan headed numerous segments of the business, including quality, operations, marketing, pricing and inventory control.

       URSI also announced that it has retained the Los Angeles-based management consulting firm of Kibel Green Issa Inc. to assist senior management in formulating financial, management and operational strategies in order to improve performance and enhance shareholder value. Kibel Green's principal focus will be on initiatives designed to further reduce operating costs, improve operations, facilitate access to capital and streamline the integration of the 56 companies purchased by United Road since its initial public offering in May 1998.

       A new Chairman of the URSI Board of Directors was also announced. Richard
A. Molyneux, an outside director currently serving on the Board of Directors, will assume the role of Chairman. Mr. Molyneux is CEO of United Ventures LLC, a venture capital firm based in Albany, NY and formerly Vice Chairman of KeyBank, National Association, the 10th largest bank in the U.S. Donald F. Moorehead, Jr., the Board's previous Chairman, resigned for personal reasons, as did Edward
T. Sheehan. Mr. Riordan will fill the vacancy on the Board created by Mr. Sheehan's resignation.

       "We are very excited about the results of our CEO search and firmly believe that Jerry Riordan has all the qualities necessary to improve the company's results of operations and to build long-term value for the shareholders," said Mr. Molyneux. "With the support of Kibel Green, we are confident that Mr. Riordan will be able to create a stronger and more viable operation and assure a smooth recovery from our recent challenges," he added. Mr. Riordan is expected to commence a comprehensive field review and rigorous rebudget process immediately.

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       The Board commenced the search for a new CEO and hired the consulting firm of Kibel Green Issa once it became clear that the company was under-performing operationally. In addition to streamlining integration of acquired companies, the new leadership team will focus on the company's organizational structure, information systems and capital allocation.

       URSI also reported the termination of its previously announced $225 million senior secured credit facility. Since the company has refocused its strategy on digesting the 56 companies purchased since May of 1998 and increasing operational efficiencies, a determination was made that the $225 million bank line, earmarked for acquisitions, would not be utilized in the near future and was therefore terminated. The company's $90 million revolving credit facility, which currently has a maximum borrowing capacity of $60 million, is expected to remain in effect.

       In other news, the company announced that it expects to report a loss for the 3rd quarter of 1999. EBITDA for the 3rd quarter and the full year 1999 are expected to be positive. Management intends to hold an investor conference call subsequent to its release of final third quarter results in early November, at which time it will discuss its results in greater detail along with the initiatives that have been implemented to improve operations.

       Formed in July 1997, United Road Services, Inc. has a network of 66 locations in 22 states. The company's comprehensive range of services includes transporting new and used vehicles and heavy equipment; towing, impounding and storing motor vehicles and conducting lien sales and auctions of abandoned vehicles. More information regarding United Road Services, Inc. can be obtained from the URSI website at http://www.unitedroad.com.

       This release contains forward-looking statements. These statements are subject to certain risks and uncertainties, including, among others, loss of significant customers and contracts, difficulties associated with integrating acquired companies, changes in the level of demand for towing and transport services and price changes in response to competitive factors. In addition, the ability of the company to successfully implement an operational turnaround is subject to a number of factors, some of which are beyond its control, including the sufficiency of its capital resources, stability of customer demand, the effectiveness of changes in management and uncertainties associated with its ability to achieve administrative and operating cost savings and capitalize on its asset base and strategic position. These risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management's view only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. Readers should carefully review the risk factors described above and in the

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documents the company files from time to time with the Securities and Exchange
Commission, copies of which are available upon request from the company's investor relations department.

SOURCE  United Road Services, Inc.
    -0-                             10/12/1999
    /CONTACT: Investor Relations of United Road Services, Inc., 518-446-0140/ /Web site: http://www.unitedroad.com/
    (URSI)